Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson
KVH Industries
401-845-8138
cwatson@kvh.com

KVH mini-VSAT Broadband Service Now Available for Australia and New Zealand

New KVH mini-VSAT Broadband coverage area is supporting Internet and voice communications needs for maritime and aeronautical applications

MIDDLETOWN, RI – August 21, 2009 – KVH Industries (Nasdaq: KVHI) today announced the activation of its mini-VSAT Broadbandsm service in Australian and New Zealand waters following the successful completion of satellite testing. The new coverage area is the first significant expansion of the mini-VSAT Broadband service in the southern hemisphere. Together with the recent addition of coverage in Asia-Pacific waters, it significantly expands the capacity of the mini-VSAT Broadband network to support both leisure boaters as well as the vital commercial shipping markets in the region.

“The addition of live service for Australia and New Zealand moves us one step closer to our goal of offering a seamless global Ku-band broadband satellite communications network,” said Brent Bruun, KVH’s vice president of sales and business development. “Five secure earth stations around the globe, together with seven of the world’s most powerful communications satellites, are bringing affordable, high-speed Internet connections and crystal clear voice service to maritime customers through our mini-VSAT Broadband network. For aeronautical customers, ViaSat markets the service under the Yondersm brand to business and commercial aircraft.”

The mini-VSAT Broadband service, along with the KVH TracPhone® V7 antenna system, comprise the first end-to-end 24-inch VSAT hardware, service, and support package available for maritime communications. Together, KVH and ViaSat are already offering Voice over IP phone service and Internet access as fast as 512 Kbps (upload) and 2 Mbps (download) at fixed monthly rates to mariners around the globe.

Visit www.minivsat.com for additional details regarding the TracPhone V7 and mini-VSAT Broadband service along with coverage maps.

Note to Editors: Press-ready images of KVH’s TracPhone V7 are available at http://press.kvh.com for download and editorial use.

About KVH Industries, Inc.

Middletown, RI-based KVH Industries, Inc., and its wholly owned subsidiary, KVH Europe A/S, are leading providers of in-motion satellite TV and communications systems, having designed, manufactured, and sold more than 150,000 mobile satellite antennas for applications on vessels, vehicles, and aircraft. KVH’s mission is to connect mobile customers around the globe with the same digital television entertainment, communications, and Internet services that they enjoy in their homes and offices.

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the service rollout plans, the functionality, characteristics, quality and performance of KVH’s products and technology; anticipated innovation and product development; and customer demand, preferences, requirements and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, the successful launch and deployment of new satellites; uncertainty about the scope of customer demand; the potential inability to secure the licenses necessary for the network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; changes in the costs and capabilities of competing offerings; and those other risk factors discussed in KVH’s most recent Form 10-Q filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH and TracPhone are registered trademarks of KVH Industries. “mini-VSAT Broadband” is a service mark of KVH Industries. All other trademarks are the property of their respective companies.

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